FLIR Systems Elects John W. Wood, Jr. to Board of Directors

PORTLAND, OR -- (Marketwire - May 06, 2009) - FLIR Systems, Inc (NASDAQ: FLIR) announced today that John W. Wood, Jr. has been elected to the Board of Directors for a term expiring at the Company's 2010 Annual Meeting of Shareholders. Mr. Wood has also been appointed to serve on the Corporate Governance Committee of the Board of Directors.

Mr. Wood served as chief executive officer of Analogic Corporation, a leading designer and manufacturer of medical imaging and security systems, from 2003 to 2006, and is currently a consultant. Prior to joining Analogic, he held senior executive positions over a 22-year career at Thermo Electron Corporation. He served as president of Peek Ltd., a division of Thermo Electron Corporation, and as a senior vice president of the parent company. He previously served as president and chief executive officer of Thermedics, a subsidiary of Thermo Electron. Mr. Wood is a director of ESCO Corporation and American Superconductor. Mr. Wood earned a Bachelor's degree in Electrical Engineering from Louisiana Tech University and a Master's degree in Electrical Engineering from Massachusetts Institute of Technology.

Mr. Wood joins FLIR's seven-member Board of Directors, which includes John D. Carter, Chairman of the Board of Schnitzer Steel Industries, Inc.; William W. Crouch, General, US Army - Retired; John C. Hart, retired Vice President of Finance, Chief Financial Officer and Treasurer, Louisiana-Pacific Corporation; Angus L. Macdonald, President, Venture Technology Merchants, Inc.; Michael T. Smith, retired Chairman of the Board and Chief Executive Officer, Hughes Electronics Corporation; Steven E. Wynne, Private Investor; and Earl R. Lewis, Chairman, President and Chief Executive Officer, FLIR Systems, Inc.

"We are delighted to have someone with John's strong business and technical background join the FLIR Board of Directors. John will further add to the Board's capabilities as it leads this Company through the next phase of growth and industry leadership," said Earl R. Lewis, President and CEO of FLIR Systems, Inc.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's web site at www.FLIR.com.

Company contact:
Tony Trunzo
FLIR Systems, Inc.
(503) 498-3547
www.flir.com